Exhibit 10.5

[TEMPLATE USED FOR MEMBERS OF OFFICE OF CHAIR AND CHIEF FINANCIAL OFFICER]

Pennsylvania Real Estate Investment Trust

2009 Incentive Compensation Opportunity Award

for [Insert Name of Executive],

[Insert Executive’s Position]

2009 Incentive Opportunity[2]
2009 Incentive Range[3] - % of Salary
		Threshold[4]	Target[4]	Outperformance[4]
2009 Base Salary[1]	$	%	%	%

Measure[5]	Threshold[7]	Target[7]	Outperformance[7]
FFO Per Share[6]	$	$	$

2009 INCENTIVE OPPORTUNITY:*	$	$	$

*	The amount payable under this award will be paid in cash during the period January 1, 2010 through March 15, 2010.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy is subsequently amended.

IN WITNESS WHEREOF, PREIT has caused this 2009 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has hereunto set his hand on                          , 2009.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

ENDNOTES

[1]

“2009 Base Salary” means your regular, basic compensation from Pennsylvania Real Estate Investment Trust (“PREIT”) and/or a PREIT affiliate for 2009, not including bonuses or other additional compensation, but including contributions made by PREIT and/or a PREIT affiliate on your behalf, by salary reduction pursuant to your election, (i) to an arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to a “cafeteria plan” (as defined in section 125(d) of the Code), and (iii) for a “qualified transportation fringe” (as defined in section 132(f) of the Code).

[2]

“2009 Incentive Opportunity” means the opportunity to earn incentive compensation for 2009, up to     % of your Base Salary, in the event certain performances are achieved. Performance relates to PREIT’s cumulative performance with respect to one measure of its financial results for 2009.

[3]

“2009 Incentive Range” means, depending on the level of performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2009 Incentive Compensation Opportunity Award. If the performance is between the Threshold level and the Target level, or between the Target level and the Outperformance level, the percentage will be interpolated accordingly.

[4]

“Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2009 Incentive Compensation is earned. If the Threshold performance level is achieved, you will earn at least     % of your 2009 Base Salary as your 2009 Incentive Compensation. If the Threshold performance level is not met, you will not receive any 2009 Incentive Compensation.

“Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement, have been met. In many situations, this represents approximately the mid-range of the estimate for FFO Per Share publicly announced by PREIT at approximately the time that the earnings for the prior fiscal year are publicly released by PREIT. If the Target performance level is achieved, you will earn at least     % of your 2009 Base Salary as your 2009 Incentive Compensation.

“Outperformance” signifies an outstanding achievement, an extraordinary performance by industry standards, and which is expected to have a modest probability of achievement. If the Outperformance level is achieved, you will earn     % of your 2009 Base Salary as your 2009 Incentive Compensation.

[5]	The “Measure” is the business criterion on which performance is based.
[6]	“FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT, as reported to the public by PREIT for 2009.
[7]

The Executive Compensation and Human Resources Committee (the “Committee”) shall have the authority, in its sole discretion, to adjust the Threshold, Target and Outperformance levels set forth in this award if and to the extent that, in the sole judgment of the Committee, the reported FFO Per Share does not reflect the performance of PREIT for 2009 in a manner consistent with the purposes of this award due to the effect of any unusual or nonrecurring transaction or occurrence on the reported FFO Per Share. Any such adjustment shall be made to the 2009 Incentive Compensation Opportunity Awards granted to all officers of PREIT and PREIT affiliates. The Committee shall not be obligated to make any adjustment. If the Committee elects to make an adjustment, it shall be free to take such factors into account as it deems appropriate under the circumstances in its sole discretion. Further, in the case of a transaction or occurrence that also constitutes a “Change of Control” of PREIT (as defined in your employment agreement), the Committee shall have the authority, in its sole discretion, to accelerate the payment of your 2009 Incentive Compensation.